Exhibit 99.1
Genesco Financial Contact: James S. Gulmi (615)367-8325
Genesco Media Contact: Claire S. McCall (615)367-8283
GENESCO ANNOUNCES EXCHANGE OF $56.4 MILLION OF CONVERTIBLE DEBENTURES FOR COMMON STOCK
NASHVILLE, Tenn., April 29, 2009 — Genesco Inc. (NYSE: GCO) announced today that it entered into separate exchange agreements whereby it will acquire and retire $56.4 million in aggregate principal amount of its 4.125% Convertible Subordinated Debentures due June 15, 2023 (the “Debentures”) in exchange for the issuance of 3,066,713 shares of its common stock, which include 2,811,575 shares that were reserved for conversion of the Debentures and 255,138 newly-approved shares, and the payment of accrued interest. After completion of the exchange, $29.8 million aggregate principal amount of Debentures will remain outstanding.
About Genesco Inc.
          Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,225 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.dockersshoes.com and www.lids.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.
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